Exhibit 99.1

COMCAST ENTERS INTO COLLABORATIVE AGREEMENT WITH TERAYON FOR DEVELOPMENT OF
DOCSIS 2.0 DATA HEADEND PLATFORM

PHILADELPHIA and SANTA CLARA, Calif. – Terayon Communication Systems, Inc. (Nasdaq: TERN) DOCSIS 2.0-qualified Cable Modem Termination System (CMTS) equipment will be used in the development of Comcast’s headend platforms as a way to expedite the ubiquitous adoption of DOCSIS 2.0 in Comcast’s networks, the companies announced today.

After the encouraging results of the first phase of testing and characterization, Comcast will move to the next development phase that could enable its networks to capitalize on the advantages that DOCSIS 2.0 technology offers. Benefits of DOCSIS 2.0 technology include spectral efficiency, better noise immunity and increased bandwidth for the launch of next generation products and services.

In the next testing phase, Comcast and Terayon will cooperate in all aspects of operational readiness for DOCSIS 2.0 deployment. These steps include changes in provisioning, operating profiles selection and system integration.

In the interim, Comcast will continue to deploy its current Next-Generation DOCSIS 1.x CMTS equipment. Currently, Comcast deploys a single CMTS to support DOCSIS 1.1 features and the company will look to add a second source shortly to round out its DOCSIS 1.1 CMTS certifications. Such products are expected to have the future capability to support the planned DOCSIS 2.0 deployments.

“We believe that sourcing critical networking components from multiple vendors is in the best interest of Comcast,” said David Fellows, Comcast’s Chief Technology Officer. “Furthermore, a multiple vendor strategy guarantees healthy competition that results in innovation. Our decision regarding Terayon is consistent with our philosophy. We look forward to continuing our work with Terayon to introduce the next generation of products and services to our customers.”

“We are very gratified with Comcast’s decision. The collaborative effort validates the advantages of DOCSIS 2.0 and provides credibility for Terayon, its solutions and its innovations,” said Zaki Rakib, Terayon’s Chief Executive Officer. “With other cable operators deploying our BW CMTS in DOCSIS 2.0 operation mode, we believe it will be very valuable in competing for the next phase of Comcast’s DOCSIS 2.0 deployments.”

About Terayon

Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world’s leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

About Comcast Cable

Headquartered in Philadelphia, Comcast Cable is a division of Comcast Corporation, a developer, manager and operator of broadband cable networks and provider of programming content. Operating in 17 of the United States’ 20 largest metropolitan areas, Comcast is one of the leading communications, media and entertainment companies in the world. Providing basic cable, Digital Cable, high-speed Internet and telephone services, Comcast is the company to look to first for the communications products and services that connect people to what’s important in their lives. The company’s 55,000 employees, in six divisions, serve more than 21 million customers.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon’s ability to gain new business; Terayon’s ability to sell products; Terayon’s ability to develop new, technologically advanced products; the acceptance of Terayon’s new products in the market; the expansion of operations by Terayon’s customers and the deployment of Terayon’s products in specific markets; as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.